EXHIBIT 4.1


                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         CONGRESS FINANCIAL CORPORATION
                                    AS LENDER

                                       AND

                                LOEHMANN'S, INC.
                                   AS BORROWER


                               DATED: MAY 12, 1998

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                                TABLE OF CONTENTS


SECTION 1.   DEFINITIONS....................................................  1

SECTION 2.   CREDIT FACILITY................................................ 12
        2.1  Revolving Loan Facility........................................ 12
        2.2  Letter of Credit Facility...................................... 14
        2.3  Availability Reserves.......................................... 16
        2.4  Maximum Credit................................................. 17

SECTION 3.   INTEREST AND FEES.............................................. 18
        3.1  Interest....................................................... 18
        3.2  Closing Fee.................................................... 20
        3.3  Servicing Fee.................................................. 20
        3.4  Unused Line Fee................................................ 21
        3.5  Changes in Laws and Increased Costs of Loans................... 21

SECTION 4.   CONDITIONS PRECEDENT........................................... 22
        4.1  Conditions Precedent to Initial Loans and Letter of
             Credit Accommodations.......................................... 22
        4.2  Conditions Precedent to All Loans and Letter of
             Credit Accommodations.......................................... 24

SECTION 5.   SECURITY INTEREST.............................................. 25

SECTION 6.   COLLECTION AND ADMINISTRATION.................................. 26
        6.1  Borrower's Loan Account........................................ 26
        6.2  Statements..................................................... 26
        6.3  Collection of Accounts......................................... 26
        6.4  Payments....................................................... 28
        6.5  Authorization to Make Loans.................................... 29
        6.6  Use of Proceeds................................................ 29

SECTION 7.   COLLATERAL REPORTING AND COVENANTS............................. 29
        7.1  Collateral Reporting........................................... 29
        7.2  Accounts Covenants............................................. 30
        7.3  Inventory Covenants............................................ 32
        7.4  Equipment Covenants............................................ 33
        7.5  Power of Attorney.............................................. 33
        7.6  Right to Cure.................................................. 34
        7.7  Access to Premises............................................. 34

SECTION 8.   REPRESENTATIONS AND WARRANTIES................................. 35
        8.1  Corporate Existence, Power and Authority; Subsidiaries......... 35

                                       (i)

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        8.2  Financial Statements; No Material Adverse Change............... 35
        8.3  Chief Executive Office; Collateral Locations................... 35
        8.4  Priority of Liens; Title to Properties......................... 36
        8.5  Tax Returns.................................................... 36
        8.6  Litigation..................................................... 36
        8.7  Compliance with Other Agreements and Applicable Laws........... 37
        8.8  Environmental Compliance....................................... 37
        8.9  Credit Card Agreements......................................... 38
        8.10 Employee Benefits.............................................. 39
        8.11 Bank Accounts.................................................. 39
        8.12 Accuracy and Completeness of Information....................... 40
        8.13 Survival of Warranties; Cumulative............................. 40

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS............................. 40
        9.1  Maintenance of Existence....................................... 40
        9.2  New Collateral Locations....................................... 40
        9.3  Compliance with Laws, Regulations, Etc......................... 41
        9.4  Payment of Taxes and Claims.................................... 41
        9.5  Insurance...................................................... 41
        9.6  Financial Statements and Other Information..................... 42
        9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc........ 43
        9.8  Encumbrances................................................... 44
        9.9  Indebtedness................................................... 45
        9.10 Loans, Investments, Guarantees, Etc............................ 48
        9.11 Dividends and Redemptions...................................... 48
        9.12 Transactions with Affiliates................................... 49
        9.13 Credit Card Agreements......................................... 49
        9.14 Compliance with ERISA.......................................... 50
        9.15 Additional Bank Accounts....................................... 50
        9.16 Costs and Expenses............................................. 50
        9.17 Certain Notices................................................ 51
        9.18 Further Assurances............................................. 51

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES................................. 52
        10.1 Events of Default.............................................. 52
        10.2 Remedies....................................................... 54

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
             GOVERNING LAW.................................................. 55

        11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
             Waiver......................................................... 55
        11.2 Waiver of Notices.............................................. 56
        11.3 Amendments and Waivers......................................... 57
        11.4 Waiver of Counterclaims........................................ 57s

                                      (ii)

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        11.5 Indemnification................................................ 57

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS............................... 58
        12.1 Term........................................................... 58
        12.2 Notices........................................................ 59
        12.3 Confidentiality................................................ 59
        12.4 Partial Invalidity............................................. 60
        12.5 Successors..................................................... 60
        12.6 Entire Agreement............................................... 61

                                      (iii)

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                                    INDEX TO
                             EXHIBITS AND SCHEDULES
                             ----------------------

                  Exhibit A                 Information Certificate

                  Schedule 6.3              Bank Accounts

                  Schedule 8.4              Existing Liens

                  Schedule 8.8              Environmental Matters

                  Schedule 8.9              Credit Card Agreements

                  Schedule 8.10             Employee Benefits Matters

                  Schedule 9.9              Existing Indebtedness

                  Schedule 9.10             Loans, Investments, Guarantees

                                      (iv)

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                           LOAN AND SECURITY AGREEMENT
                           ---------------------------

         This Loan and Security Agreement dated May 12, 1998 is entered into by and between Congress Financial Corporation, a Delaware corporation ("Lender") and Loehmann's, Inc., a Delaware corporation ("Borrower").

                              W I T N E S S E T H:

         WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

         WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

         All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code of the State of New York shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section
11.3 or cured in a manner satisfactory to Lender in good faith, if such Event of Default is capable of being cured as determined by Lender in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

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         1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, and including, without limitation, Credit Card Receivables.

         1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.3 "Applicable Margin" shall mean, subject to adjustment as provided in Section 3.1(b) hereof, (a) one-half of one (1/2%) percent as to Prime Rate Loans, and (b) two and one-quarter (2- 1/4%) percent as to Eurodollar Rate Loans.

         1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans that would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, or (ii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default, or (d) in respect of any condition that exists or event that has occurred that Lender in good faith determines would, with passage of time, become an Event of Default under Section 10.1(a)(ii), or (e) to reflect the L/C Base Availability Block in respect of certain outstanding Letter of Credit Accommodations under the Letter of Credit Facility, as provided in Section 2.2 hereof or (f) as otherwise provided in Section 2.3 hereof or elsewhere in this Agreement.

         1.5 "Backup Letter of Credit" shall mean a Letter of Credit Accommodation in the form of an irrevocable, non-transferable standby letter of credit issued or caused to be issued by Lender for Borrower's account, in favor of the Unsecured Working Capital Lender, in a face amount, not to exceed $8,000,000, subject to other terms and provisions of this Agreement.

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         1.6 "Base Eligible Inventory" shall mean Inventory of Borrower consisting of finished goods held for resale in the ordinary course of the business of Borrower (including Reserve Inventory), in each case that are acceptable to Lender as determined in good faith in accordance with its customary business practices based on the criteria set forth below. In general, Base Eligible Inventory shall not include (a) raw materials and supplies used or consumed in Borrower's business, (b) work-in-process; (c) Inventory at premises other than those owned and controlled by Borrower located in the United States, except for Inventory located at retail stores, distribution centers, warehouses or other locations of Borrower in the United States that are leased by it or operated by third party warehousemen, or that are owned by it subject to a mortgage in favor of any Person other than lender and otherwise permitted hereunder; provided, that, Borrower shall use reasonable efforts to obtain a Landlord Agreement, Warehouseman's Agreement and/or Mortgagee Agreement (as defined in Section 2.3(b) hereof), as applicable, with respect to each of such locations (it being agreed that Borrower shall not be required to make economic concessions in favor of the landlord, mortgagee or warehouseman, as the case may be, in order to obtain such agreement); (d) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (e) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (f) obsolete or unmerchantable Inventory; (g) newly purchased Inventory that is in transit to a location of Borrower in the United States, unless Lender has a first priority security interest and control of the documents of title covering such goods; (h) Inventory sold on consignment; (i) Inventory located at retail stores that are closed; (j) Inventory that is held for return to vendors; and (k) samples. In addition to, and without limiting the foregoing, (x) at no time shall Base Eligible Inventory include (A) packaging and shipping material, supplies, returned or defective Inventory or Inventory delivered to Borrower on consignment, or (B) more than twenty-five (25%) percent of Reserve Inventory (such twenty-five (25%) percent limitation under this clause (B), the "Reserve Inventory Percentage Limitation"), and (y) the amount of Base Eligible Inventory shall be reduced by an amount equal to seventy-five (75%) of the Cost value of merchandise credits and gift certificates outstanding. Any Inventory which is not Base Eligible Inventory shall nevertheless be part of the Collateral.

         1.7 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

         1.8 "Bronx IRB" shall mean the industrial development bond financing for Borrower pursuant to the $2,250,000 New York City Industrial Development Agency Industrial Development Revenue and Refunding Bonds (1983 Loehmann's Inc. Project) and related Lease Agreement, dated as of December 1, 1983, between the New York City Industrial Development Agency, as lessor, and Borrower, as lessee, with respect to the real property located at 2500 Halsey Street, Bronx, New York, together with all agreements, documents and instruments related thereto or in connection therewith.

         1.9 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day

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shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         1.10 "Capital Stock" shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or partnership interests and any options or warrants with respect to any of the foregoing.

         1.11 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.12 "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.13 "Consolidated EBITDA" shall mean, as to Borrower, for any fiscal period, the amount equal to the sum of (i) the Consolidated Pre-Tax Income of Borrower and its subsidiaries, if any, for such fiscal period, plus (ii) the aggregate amount of interest, depreciation and amortization expenses recorded for such period, to the extent deducted in arriving at Consolidated Pre-Tax Income for such period.

         1.14 "Consolidated Pre-Tax Income" shall mean, as to Borrower, for any fiscal period, the consolidated income (or loss) of Borrower and its subsidiaries, if any, for such fiscal period, determined in accordance with GAAP consistently applied, before deducting an amount equal to all taxes imposed on or measured by income, whether federal, state or local, and whether foreign or domestic, except that notwithstanding GAAP, for purposes hereof, there shall be excluded from the calculation of Consolidated Pre-Tax Income, all extraordinary and/or unusual gains and non-cash losses (other than Inventory write-downs) and there shall also be excluded from such calculation all income or gains and non-cash losses (other than Inventory write-downs) attributable to changes in Borrower's accounting practices made after February 1, 1997.

         1.15 "Cost" shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined on a first-in-first-out basis under the retail method of accounting in accordance with GAAP.

         1.16 "Credit Card Acknowledgments" shall mean, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Lender acknowledging Lender's first priority security interest in the monies due and to become due to Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

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         1.17 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.9 hereto.

         1.18 "Credit Card Issuer" shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

         1.19 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer (including, but not limited to Midwest Payment Systems, Inc. and The Fifth Third Bank, each of Cincinnati, Ohio).

         1.20 "Credit Card Receivables" shall mean collectively, (a) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

         1.21 "Credit Facility" shall mean, collectively, the Revolving Loan Facility and the Letter of Credit Facility.

         1.22 "Eligible Inventory" shall mean, at any time (i) Base Eligible Inventory determined by Lender at such time, but, for purposes of this definition, without regard to the Reserve Inventory Percentage Limitation (as defined in the definition of Base Eligible Inventory) and (ii) finished goods to be purchased under commercial Letter of Credit Accommodations outstanding under the Letter of Credit Facility that Lender believes, in good faith, will become Eligible Inventory and for which a drawing has not been presented under the applicable Letter of Credit Accommodation covering the purchase of such goods. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

         1.23 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between

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Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

         1.24 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.25 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.26 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.27 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York City time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

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         1.28 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.29 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrower as of such time based on the applicable lending formula(s) set forth in Section 2.1(a) hereof, as determined by Lender in good faith, and, without limitation, subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Revolving Loan Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations in respect of the Loans, plus (ii) the aggregate amount of all trade payables of Borrower which are more than forty-five (45) days past due as of such time, other than up to $300,000 of such trade payables being disputed at such time in good faith by Borrower, plus (iii) the amount of interest, principal or other obligations or indebtedness due and payable or scheduled to become due and payable on or within the thirty (30) day period following the date of determination pursuant to the terms of the Senior Notes and/or the Senior Note Indenture.

         1.30 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

         1.31 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements (including, without limitation, the Leasehold Mortgages) and other agreements, documents and instruments, now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.32 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board(s) which are applicable to the circumstances as of the date of determination consistently applied.

         1.33 "Indebtedness" shall mean, as to any Person, any obligation or liability which is required by generally accepted accounting principles to be shown as part of liabilities on a balance sheet of such Person (other than unsecured trade accounts payable and accrued unsecured expenses, incurred in the ordinary course of business) and, in any event, shall also include: (a) obligations for borrowed money or capital leases (but not operating leases); (b) obligations evidenced by bonds, debentures, notes or other similar instruments;
(c) obligations to pay the deferred purchase price of property or for services (other than unsecured trade accounts payable incurred in the ordinary course of business); (d) obligations or liabilities secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed; (e) contingent obligations (other than those unsecured contingent obligations incurred in the ordinary course of business); (f) obligations under or in connection with letters or credit or acceptances; (g)

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obligations under hedging transactions, interest rate swaps or foreign exchange facilities; and (h) any guarantees of any of the foregoing obligations.

         1.34 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

         1.35 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

         1.36 "Inventory Advance Rate" shall mean seventy-five (75%) percent, subject to reduction pursuant to Section 2.1(b) or 2.1(c) hereof.

         1.37 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

         1.38 "Interest Rate" shall mean (a) as to Prime Rate Loans, a rate per annum equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans, and (b) as to Eurodollar Rate Loans, a rate per annum equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower) plus the Applicable Margin for Eurodollar Rate Loans; provided, that the Interest Rate shall be increased to a rate two (2%) percent per annum in excess of the pre-default variable interest rate under clause (a) or (b) otherwise applicable to Prime Rate Loans or Eurodollar Rate Loans, as the case may be, at Lender's option, without notice, (x) for the period on and after (i) the date of termination or non-renewal hereof and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower), or (ii) the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (y) on the Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default); provided, however, that if such excess(es) arise solely as a result of the establishment or increase of Availability Reserves in the absence of the existence or occurrence of an Event of Default that is continuing, then the increased rate of interest otherwise effective under clause (y) shall not take effect for a period of three (3) days after Lender notifies Borrower of the establishment or increase of such Availability Reserves.

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         1.39 "L/C Base Availability Block" shall mean, at any time, the amount equal to the sum of (i) the amount equal to forty (40%) percent of the aggregate outstanding face amount of Letter of Credit Accommodations issued for the purchase of Eligible Inventory, other than Reserve Inventory, plus (ii) one hundred (100%) percent of the aggregate outstanding face amount of Letter of Credit Accommodations issued for the purchase of Reserve Inventory, plus (iii) the aggregate amount of freight, taxes, duty and other amounts that Lender reasonably estimates must be paid in connection with Inventory under Letter of Credit Accommodations under clauses (i) and (ii) upon arrival and for delivery to one of Borrower's locations for Eligible Inventory, plus (iv) one hundred (100%) percent of the aggregate outstanding face amount of Letter of Credit Accommodations issued for purposes other than the purchase of Eligible Inventory, excluding the Backup Letter of Credit.

         1.40 "L/C Line Block" shall mean, at any time, the amount equal to the sum of (i) one hundred (100%) percent of the aggregate outstanding face amount of Letter of Credit Accommodations issued for the purchase of Eligible Inventory, plus, (ii) the aggregate amount of freight, taxes, duty and other amounts that Lender reasonably estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory, plus (iii) one hundred (100%) percent of the aggregate outstanding face amount of Letter of Credit Accommodations issued for purposes other than the purchase of Eligible Inventory, excluding the Backup Letter of Credit.

         1.41 "Leasehold Mortgages" shall mean the Leasehold Mortgages now or hereafter executed and delivered by Borrower in favor of Lender, encumbering Borrower's leasehold interests in real property, as the same may be amended, modified, supplemented, restated or replaced.

         1.42 "Letter of Credit Accommodations" shall mean the letters of credit which are from time to time either (a) issued or opened by Lender for the account of Borrower or, in Lender's discretion, any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

         1.43 "Letter of Credit Facility" shall mean the letter of credit facility set forth in this Agreement, pursuant to which Lender has agreed, on the terms and conditions set forth herein and in the other Financing Agreements, to issue or provide or arrange to be issued or provided to Borrower, Letter of Credit Accommodations, within the availability formula for Total L/C Usage set forth in Section 2.2(c) hereof, but not to exceed the applicable sublimits and the Letter of Credit Limit, at any one time outstanding.

         1.44 "Letter of Credit Limit" shall mean the amount of $10,000,000, less outstanding letters of credit issued for the account of the Borrower that are not Letter of Credit Accommodations hereunder (including, without limitation, letters of credit issued or arranged through BankAmerica Business Credit Corporation, as Agent, prior to the date hereof under the financing arrangements being terminated pursuant to Section 4.1(a) hereof.

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

         1.45 "Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.46 "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets or financial condition of Borrower, or (ii) the legality, validity or enforceability of this Agreement or the other Financing Agreements, or (iii) the ability of Borrower to perform its Obligations under this Agreement or any of the other Financing Agreements, or (iv) the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

         1.47 "Maximum Credit" shall mean $60,000,000.

         1.48 "Net Recovery Cost Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the median recovery on the aggregate amount of the Inventory at such time on a "going out of business sale" basis as set forth in the most recent acceptable appraisal of Inventory received by Lender in accordance with Section 7.3, or, if applicable, as determined pursuant to the appraisal procedure in accordance with Section 2.1(c) hereof, in either case net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.

         1.49 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or any of its affiliates that issue any Letter of Credit Accommodations, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, to the extent arising under or in connection with this Agreement or the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

         1.50 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

         1.51 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

         1.52 "Permits" shall have the meaning set forth in Section 8.7 hereof.

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         1.53 "Person" or "person" shall mean any individual, sole
proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.54 "Prime Rate" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.55 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

         1.56 "Real Property" shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

         1.57 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

         1.58 "Reference Bank" shall mean CoreStates Bank, N.A. or such other bank as Lender may designate from time to time.

         1.59 "Renewal Date" shall have the meaning set forth in Section 12.1 hereof.

         1.60 "Reserve Inventory" shall mean, as of any time, Inventory held as reserve inventory by Borrower for sale in future periods in accordance with current practice.

         1.61 "Revolving Loan Limit" shall mean, at any time, the amount equal to (i) $50,000,000, minus (ii) the L/C Line Block in effect at such time.

         1.62 "Revolving Loan Facility" shall mean the revolving credit facility, set forth in this Agreement, pursuant to which Lender has agreed, on the terms and conditions set forth herein and in the other Financing Agreements, to make Loans to Borrower, based on the lending formula(s) set forth in Section 2.1(a) hereof, but not to exceed the Revolving Loan Limit, at any one time outstanding.

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

         1.63 "Senior Notes" shall mean the 11-7/8% Senior Notes due 2003, in the aggregate original principal amount of $100,000,000, issued by Borrower pursuant to the Senior Note Indenture, as such notes now exist or may hereafter be amended, modified, supplemented, extended, exchanged, restated or replaced.

         1.64 "Senior Note Indenture" shall mean the Indenture, dated as of May 10, 1996, between Borrower and United States Trust Company, as Trustee, with respect to the 11 7/8% Senior Notes due 2003 issued by Borrower in the original principal amount of $100,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, exchanged or replaced.

         1.65 "Total L/C Usage" shall have the meaning set forth in Section 2.2(c) hereof.

         1.66 "Unsecured Term Lender" shall mean a financial institution acceptable to Lender, which shall be the beneficiary of the Backup Letter of Credit, and who shall make an unsecured loan to Borrower to the extent permitted by Section 9.9(f) hereof, and its successors and assigns.

         1.67 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) Cost or (b) market value.

SECTION 2. CREDIT FACILITY

         2.1 Revolving Loan Facility.

                  (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of:

                           (i) the amount equal to (A) the Inventory Advance
                  Rate multiplied by the Value of the Eligible Inventory, minus
                  (B) the Total L/C Usage, minus (C) any Availability Reserves, other than the L/C Base Availability Block; or

                           (ii) the amount equal to (A) the greater of (1)
                  $35,000,000, or (2) sixty (60%) percent multiplied by the Value of the Base Eligible Inventory, minus (B) any Availability Reserves (including, without limitation, the L/C Base Availability Block).

                  (b) Lender may, in its discretion, at any time or times upon notice to Borrower after and during the continuance of an Event of Default reduce the Inventory Advance Rate. Lender may also, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, reduce the Inventory Advance Rate to the extent that Lender determines, in good faith, that: (i) the number of days of the turnover of the Inventory for any period has changed in

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any material respect or (ii) the nature, quality or mix of the Inventory has materially deteriorated or (iii) whether or not clause (i) or (ii) otherwise applies, eighty-two (82%) percent of the Net Recovery Cost Percentage shall be less than the Inventory Advance Rate at any time after the date hereof. In determining whether to reduce the Inventory Advance Rate, Lender may consider events, conditions, contingencies or risks which are also considered in determining Base Eligible Inventory or in establishing Availability Reserves pursuant to the terms hereof, so long as any resulting reduction in Loan or Letter of Credit Accommodation availability is not duplicative of any other reduction made in respect of the same event, condition, contingency, or risk pursuant to such other provisions.

                  (c) Unless an Event of Default exists or has occurred and is continuing, any reduction of the Inventory Advance Rate under clause (iii) of
Section 2.1(b) shall only be made by Lender after compliance with the provisions of this Section 2.1(c). Lender shall request or arrange for an appraisal of the Inventory in accordance with the provisions of Section 7.3, including the provisions as to form, scope and methodology and reliance by Lender thereon (including the provisions of Section 7.3 regarding payment of the expense of the appraisal so requested or arranged), such appraisal to be conducted by an appraiser selected by Lender from the following list (the "Approved Appraiser List"): BGA Consulting division of Buxbaum Ginsburg & Associates, Inc., Gordon Brothers, The Ozer Group LLC, Schottenstein, Hilco/Great American Group. Borrower shall have the right, at its sole expense, to arrange for a second appraisal of the Inventory by an appraiser selected by Borrower from the Approved Appraiser List, to be conducted and completed concurrently with the appraisal conducted by the appraiser chosen by Lender, and otherwise in accordance with the provisions of Sections 7.3 including the provisions as to form, scope, methodology and reliance by Lender thereon (but excluding the provision of Section 7.3 as to the expense of such second appraisal, which expense shall be borne by Borrower in all events). If Borrower shall obtain such second appraisal in accordance herewith, the Net Recovery Cost Percentage used for purposes of clause (iii) of Section 2.1(b) shall be calculated as set forth in the definition of Net Recovery Cost Percentage except that the median recovery amount used as the numerator under clause (a) of such definition shall be the average of the median recovery amounts set forth in the appraisals obtained, respectively, by Lender and Borrower pursuant to this Section.

                  (d) The aggregate amount of the Loans outstanding at any time shall not exceed the Revolving Loan Limit. In the event that the outstanding amount of the Loans exceeds the amount available under the lending formula(s) or the Revolving Loan Limit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, immediately upon demand by Lender, which may be made at any time or from time to time, (unless the outstanding amount of the Loans shall exceed the amount available under the lending formula(s) solely by reason of the establishment or increase of Availability Reserves at a time when no Event of Default exists or has occurred and is continuing, in which case, Lender may not make such demand with respect to such excess(es) until three (3) days after Borrower is notified by Lender of such Availability Reserves or such excess(es)), repay to Lender the entire amount of any such excess(es) for which payment is demanded.

         2.2 Letter of Credit Facility.

                  (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall be immediately due from and payable by Borrower to Lender, without the need for demand for payment thereof, and to the extent Lender determines there is sufficient Loan availability under the lending formula set forth in Section 2.1(a) hereof, Lender may, but shall not be required to, make a Loan to Borrower in the amount of such payment by debiting Borrower's revolving loan account therefor.

                  (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations (presently consisting of an opening charge plus a fee at the rate of one-half (1/2%) percent per annum on the face amount of each Letter of Credit Accommodation), Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1-1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one-half (3-1/2%) percent per annum for (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

                  (c) The Total L/C Usage shall not, at any time, exceed the lesser of (i) the Letter of Credit Limit, or (ii) the amount equal to 2.2.3.2.1 the Inventory Advance Rate multiplied by the Value of Eligible Inventory, minus
2.2.3.2.2 the outstanding amount of Obligations in respect of the Loans, minus
(C) any Availability Reserves, other than the L/C Base Availability Block. "Total L/C Usage" shall mean, at any time, the sum of (x) one hundred (100%) percent of the aggregate face amount of Letter of Credit Accommodations for the purchase of Eligible Inventory, plus (y) the aggregate amount of freight, taxes, duty and other amounts that Lender reasonably estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory, plus (z) one hundred (100%) percent of the aggregate face amount of Letter of Credit Accommodations issued for any purpose other than for the purchase of Eligible Inventory and all other commitments and obligations made or incurred by Lender with respect thereto. In the event the aggregate amount of Total L/C Usage exceeds the lesser of the amounts calculated by Lender under clauses (i) and (ii) of this Section 2.2(c), such event shall not limit, waive or otherwise affect any rights of Lender in that circumstances or on any future occasions and Borrower shall, upon request by Lender, which may be made at any time or from time to time, immediately pledge to Lender, or Lender may, at its option, retain from the proceeds of Collateral, cash collateral in an amount equal to the entire amount of any such excess for which such cash collateral is requested; provided, however, that if such excess arises solely as a result of the establishment or increase of Availability Reserves in the absence of the existence or occurrence of an Event of Default that is continuing, then the requirement for cash collateral shall not take effect for a period of three (3) days after Lender notifies Borrower of the establishment or increase of such Availability Reserves. Effective on the issuance of each Letter of Credit Accommodation, other than the Backup Letter of Credit, the L/C Line Block shall be established and/or adjusted, and an Availability Reserve shall be established and/or adjusted, so as to equal the amount of the L/C Availability Block as calculated by Lender at such time.

                  (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed the Letter of Credit Limit, the outstanding face amount of the Backup Letter of Credit shall not exceed the amount of $8,000,000, and the aggregate outstanding face amount of all other Letter of Credit Accommodations shall not at any time exceed the amount of $2,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations or Lender, at its option, may retain such cash collateral from the proceeds of Collateral. To the extent of cash collateral pledged or retained pursuant to
Section 2.2(c) or this Section 2.2(d), the L/C Block and Total L/C Usage shall be reduced by an amount equal to such cash collateral held by Lender.

                  (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, but excluding any such losses, claims, damages, liabilities, costs or expenses incurred as a result of Lender's own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, other than acts, waivers, errors, delays or omissions of Lender constituting Lender's own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                  (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. In connection with any Letter of Credit Accommodation and any documents, drafts or acceptances thereunder, Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

                  (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

         2.3 Availability Reserves. All Loans and Letter of Credit Accommodations otherwise available to Borrower pursuant to the lending formulas and subject to the Revolving Loan Limit and Letter of Credit Limit (as the case may be) and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves in accordance with the definition of Availability Reserves and the provisions of this Section. Lender shall promptly notify Borrower of the establishment of any new Availability Reserves. Without limiting any other rights or remedies of Lender under this Agreement or any of the other Financing Agreements with respect to the establishment of Availability Reserves or otherwise, (a) Lender may, without duplication, establish and revise Availability Reserves to reflect Inventory shrinkage if and to the extent that the Inventory shrinkage reserves reported by Borrower as reductions in

Inventory are not consistent with the most recent Inventory shrinkage rate experienced by Borrower; or (b) if Excess Availability shall ever fall below $5,000,000 for a period of seven (7) or more consecutive days, then at any time or times thereafter, Lender may establish and revise Availability Reserves equal to (i) amounts already due, together with any amounts reasonably estimated by Lender to become due, with respect to the then-current billing or settlement period under any consignment, sale on approval, or licensed or leased retail store department arrangements with respect to goods located on Borrowers premises or under Borrower's control, plus (ii) all accrued and unpaid rent, service charges, debt service or other accounts due to lessors, mortgagees and/or warehousemen or other third party operators of Inventory locations (the "Location Charges") plus (iii) an additional one month's Location Charges, with respect to any locations of Inventory not covered by a Landlord Agreement, Mortgagee Agreement, and/or Warehouseman's Agreement, as applicable; or (c) if Excess Availability shall ever fall below $5,000,000 for a period of seven (7) or more consecutive days, then at any time or times thereafter, Lender may establish and revise Availability Reserves equal to amounts already due, together with any amounts reasonably estimated by Lender to become due, with respect to the then-current period in respect of sales, use and/or withholding taxes, except as to sales or use taxes that are not yet due and are the subject of separate deposit arrangements implemented pursuant to the proviso to Section 6.3(c) hereof. As used herein with respect to Inventory at retail stores, distribution centers, warehouses or other locations of Borrower in the United States which are leased by it or operated by third party warehousemen, or that are owned by it subject to a mortgage in favor of any Person other than Lender, a "Landlord Agreement", "Warehouseman's Agreement" or "Mortgagee Agreement", as applicable, shall mean an agreement in writing from the owner and lessor, or operator of such premises, or in the case of mortgaged premises, from the mortgagee thereof, in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory and other Collateral, waiving security interests and claims by such person against the Inventory and other Collateral and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with Inventory and other Collateral. In determining whether to establish Availability Reserves, Lender may consider events, conditions or contingencies or risks which are also considered in determining Base Eligible Inventory hereunder or in reducing the Inventory Advance Rate pursuant to Sections 2.1(b) or 2.1(c) hereof, so long as any resulting reduction in Loan or Letter of Credit Accommodation availability is not duplicative of any other reduction made in respect of the same event, condition, contingency, or risk pursuant to such other provisions.

         2.4 Maximum Credit. The aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event the aggregate outstanding amount of the Loans and Letter of Credit Accommodations exceeds the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess for which payment is demanded.

SECTION 3. INTEREST AND FEES

         3.1 Interest.

                  (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate.

                  (b) The Applicable Margin with respect to fiscal quarters commencing after the date hereof (each such quarter so commencing, a "Subject Quarter") is subject to adjustment following the end of each fiscal quarter of Borrower ending after the date hereof (each such quarter so ending, a "Determination Quarter") to the extent provided below:

                           (i) If Borrower's Consolidated Pre-Tax Income is at
least $1,000,000 for the four full fiscal quarters of Borrower ending with the end of a Determination Quarter, then the Applicable Margin for the Subject Quarter immediately following such Determination Quarter will be adjusted so that the Applicable Margin shall equal or shall remain equal to, one-quarter of one (1/4%) percent as to Prime Rate Loans, and two (2%) percent as to Eurodollar Rate Loans.

                           (ii) If, following a decrease in the Applicable
Margin under Section 3.1(b)(i) hereof, Borrower's Pre-Tax Consolidated Income is less than $1,000,000 for the four full fiscal quarters ending with the end of any Determination Quarter, then, in lieu of the Applicable Margin percentages provided in Section 3.1(b)(i) above, the Applicable Margin for the Subject Quarter immediately following such Determination Quarter will be adjusted so that the Applicable Margin shall equal or shall remain equal to, one-half of one (1/2%) percent as to Prime Rate Loans, and two and one-quarter (2-1/4%) percent as to Eurodollar Rate Loans.

                           (iii) Each adjustment in the Applicable Margin under
Sections 3.1(b)(i) or (ii), as the case may be, shall be effective in any Subject Quarter (each date of adjustment to the Applicable Margin under this Section 3.1(b), an "Adjustment Date"), as of the first day of the month after, or, at Lender's option, in the case of Eurodollar Rate Loans, as of the first day of any Interest Period commencing after, the delivery to Lender of internally prepared, unaudited financial statements of Borrower, as required by
Section 9.6(a) hereof with respect to the Determination Quarter and for the four full fiscal quarters of Borrower ended with the end of the Determination Quarter. Any adjustment of the Applicable Margin hereunder based on internally prepared, unaudited financial statements delivered by Borrower for a Determination Quarter which is the last fiscal quarter of a fiscal year of Borrower shall be subject to retroactive adjustment or readjustment, to be effective as of the respective Adjustment Date, based on the Borrower's financial results shown in the audited financial statements of the Borrower delivered to Lender in the form required by Section 9.6(a) hereof with respect to such fiscal year, accompanied by the unqualified audit report and opinion thereon of independent certified public accountants acceptable to Lender.

                           (iv) If any financial statements of Borrower are not
timely delivered hereunder as required, or, in the case of audited financial statements required hereunder, are not accompanied by the unqualified audit report and opinion required hereunder, the Applicable Margin percentages for Prime Rate Loans and Eurodollar Rate Loans shall be adjusted to be (or remain as) the percentages described in Section 3.1(b)(ii), any such adjustment to be made effective as of the date of required delivery of such financial statements under Section 9.6(a) or, if earlier, as of the Adjustment Date occurring most recently prior to the date of required delivery, such adjustment being without prejudice to Lender's rights to increase the Interest Rate to the applicable default rates if such failure is or becomes an Event of Default hereunder.

                  (c) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the amount of the Eurodollar Rate Loans, for each Interest Period, must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty (80%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as reasonably estimated by Lender (but with no obligation of Lender by reason of such estimation to make such Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank has purchased such deposits to fund the Eurodollar Rate Loans.

                  (d) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that
(i) an Event of Default shall exist or have occurred, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to Borrower under Section 2 hereof (unless the excess arises solely upon the establishment or increase of Availability Reserves at a time when no Event of Default exists or has occurred and is continuing, in which case such conversion under clause (iii)(B) may not be effected by Lender if such excess has been fully eliminated and there are no other excess amounts outstanding as of the close of business on the third day after Lender has notified Borrower of such excess or Availability Reserves.) Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

                  (e) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2 Closing Fee. Borrower shall pay to Lender, as a closing fee, the amount of $450,000, which shall be fully earned as of the date hereof, $150,000 of which shall be payable on the date hereof, $150,000 of which shall be payable on the first anniversary of the date hereof, and $150,000 of which shall be payable on the second anniversary of the date hereof, each of the installments payable after the date hereof being subject to acceleration upon any Event of Default or termination hereof; provided, however, that the installment of $150,000 in respect of the closing fee that is otherwise payable on the second anniversary of the date hereof shall be deemed waived if this Agreement is in effect on such date and Borrower has earned Consolidated EBITDA of at least $30,000,000 for its full fiscal year ended on or about January 31, 2000, as shown in its audited financial statements for such fiscal year delivered to Lender in the form and accompanied by the unqualified audit opinion thereon as required under Section 9.6(a) hereof.

         3.3 Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $2,000 for each month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the non-contingent Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

         3.4 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to three-eighths of one (3/8%) percent per annum calculated upon the amount by which $50,000,000 exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

         3.5 Changes in Laws and Increased Costs of Loans.

                  (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, subject to Borrower's option (if applicable) set forth in the following sentence, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans or by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. In the circumstances described in clauses (i)(B), (i)(C) or (ii) of this Section 3.5(a), in lieu of conversion to Prime Rate Loans, Borrower shall have the option, for the balance of the Interest Period(s) for then-outstanding Eurodollar Rate Loans, of paying any and all increased costs to Lender, Reference Bank and each participant, together with the aggregate amount by which the amounts received or receivable by them have been reduced in respect of such Eurodollar Rate Loans. In the event of any conversion of Eurodollar Rate Loans to Prime Rate Loans, Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

                  (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral,

Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (excluding loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.  CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                  (a) Lender shall have received, in form and substance satisfactory to Lender, a release agreement and all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by BankAmerica Business Credit, Inc., in its capacity as agent for the existing working capital lenders of Borrower ("BABC"), of all of its and their financing arrangements with Borrower and the termination and release by BABC and such lenders of any interest in and to any assets and properties of Borrower and each subsidiary, duly authorized, executed and delivered by BABC and, if necessary, such lenders, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by BABC or its predecessors, as secured party and Borrower or any subsidiary, as debtor and (ii) a trademark release agreement, in each case in form acceptable for recording in the appropriate governmental office;

                  (b) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                  (c) Lender shall have received, in form and substance satisfactory to Lender, unlimited guarantees of payment of the Obligations by each subsidiary of Borrower in favor of Lender, and, with respect to each subsidiary of Borrower, (i) a security agreement by such subsidiary in favor of Lender, granting Lender a first priority security interest in such subsidiary's assets, and (ii) UCC-1 financing statements with respect thereto, in each case duly authorized, executed and delivered by such subsidiary;

                  (d) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                  (e) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                  (f) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrower including, without limitation, current agings of receivables, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

                  (g) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                  (h) Borrower shall have established the Blocked Accounts and Lender shall have received, in form and substance satisfactory to Lender, all agreements with the depository banks and Borrower with respect to such Blocked Accounts as Lender may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and Borrower;

                  (i) Lender shall have received evidence, in form and substance satisfactory to Lender, that Borrower has (i) directed the banks at which Borrower maintains deposit accounts for the initial receipt of cash, checks and other items from Borrower's retail store locations to transfer all immediately available funds deposited in such bank only to the Blocked Accounts as required pursuant to Section 6.3 hereof or as otherwise directed by Lender and (ii) notified such banks of the security interests of Lender in such funds and the other Collateral;

                  (j) Lender shall have received Credit Card Acknowledgements in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

                  (k) the Excess Availability as determined by Lender, as of the date hereof, shall not be less than $6,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

                  (l) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                  (m) Borrower shall have entered into financing arrangements with the Unsecured Term Lender, on terms and conditions satisfactory to Lender, as set forth in agreements and instruments in form and substance satisfactory to Lender, and true copies thereof shall have been delivered to Lender;

                  (n) Lender shall have received, in form and substance satisfactory to Lender, the opinion letter of counsel(s) to Borrower and each Obligor with respect to the Financing Agreements and the security interests and liens of Lender with respect to the Collateral, the arrangements with the Unsecured Term Lender and such other matters and Lender may request; and

                  (o) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

         4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                  (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

                  (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. SECURITY INTEREST

         To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

         5.1 Accounts;

         5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities and other investment property, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, letters of credit, bankers' acceptances and guaranties;

         5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

         5.4 Inventory;

         5.5 Equipment;

         5.6 Real Property, excluding (i) Real Property that is encumbered as permitted pursuant to Sections 9.8(e) or 9.8(f) under arrangements not permitting a junior lien on such Real Property in favor of Lender, and (ii) any leasehold interests of Borrower in real property under any leases under which a pledge or encumbrance of the leasehold interest in favor of Lender would constitute an event of default or other violation of the terms of the lease or an event permitting the Landlord to terminate the lease;

         5.7 Records; and

         5.8 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

SECTION 6. COLLECTION AND ADMINISTRATION

         6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans under the Revolving Loan Facility, all Letter of Credit Accommodations under the Letter of Credit Facility and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

         6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

         6.3 Collection of Accounts.

                  (a) Borrower shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 hereto and after prior written notice to Lender, subject to Section 9.15, such other banks as Borrower may hereafter select as are reasonably acceptable to Lender. The banks set forth on Schedule 6.3 constitute all of the banks with whom Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks to a retail store location of Borrower or otherwise describes the nature of the use of such deposit account by Borrower.

                           (i) Borrower shall deposit all proceeds from sales of
Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of Borrower on each business day into the deposit accounts of Borrower used solely for such purpose and identified to each retail store location as set forth on Schedule 6.3, or on a written update thereto from time to time provided by Borrower to Lender. All such funds deposited into the separate deposit accounts in excess of the amounts of cash, not be exceed an average of $5,000 per retail store, retained by such retail store for its daily cash needs consistent with past practices, or, if an Event of Default exists or has occurred and is continuing, all such funds deposited into the separate deposit accounts, shall be sent by wire transfer on a daily basis and all other proceeds of Collateral shall be sent by wire transfer, to the Blocked Accounts as provided in Section 6.3(a)(ii) below. Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Lender, each of the banks into which proceeds from sales of Inventory from each retail store location of Borrower are at any time deposited as provided above to send all funds deposited in such account by wire transfer on a daily basis to the Blocked Accounts and, if at any time required by Lender, Borrower shall use its reasonable efforts to obtain the written agreement by such banks to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Lender.

                           (ii) Borrower shall establish and maintain, at its
expense, deposit accounts with such banks as are acceptable to Lender (the "Blocked Accounts") into which Borrower shall promptly either cause all amounts on deposit in its deposit accounts used by each retail store location to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, all amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right of setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all amounts deposited in such Blocked Accounts or other funds received and collected by Lender, whether as proceeds of inventory or other Collateral or otherwise shall be the property of Lender.

                  (b) For purposes of calculating the amount of the Loans or Letter of Credit Accommodations available to Borrower under the Revolving Loan Facility and Letter of Credit Facility, respectively, all funds received in the Payment Account for Borrower's account will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For purposes of calculating interest on the Obligations, such funds received for Borrower's account in the Payment Account will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day.

                  (c) Borrower and all of its subsidiaries, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts, all forms of store receipts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, provided, that, if at any time the Excess Availability shall be less than $1,000,000, Borrower shall promptly upon Lender's request cause the portion thereof representing sales and/or use taxes payable in connection with such sales or otherwise to be deposited into a separate bank account or accounts established for such purpose. In no event shall and such cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts or other payments be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

         6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines in good faith. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind (Borrower's Obligation under this sentence, the "Gross-Up Obligation"); provided, that, in the case of any such payments made to an assignee of Lender, Borrower's Gross-Up Obligation to any such assignee with respect to the deduction or withholding for or on account of taxes, duties, levies, imposts or fees, shall be determined as if such payments were to be made to the initial Lender hereunder. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

         6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

         7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a weekly basis or more frequently as Lender may request, a schedule of sales, credits and collections and Inventory purchases (including all costs related thereto, such as freight, duty and taxes), accompanied by a certificate of Borrower's chief financial officer setting forth, in form satisfactory to Lender, the items necessary for the calculation of the amount of Loans and Letter of Credit Accommodations available to Borrower as of the date of the weekly schedule delivered to Lender under this clause (a) which such certificate accompanies (it being agreed that, notwithstanding the delivery to or acceptance of such certificate by Lender,

Lender shall be entitled at all times to determine the amount of Loans and Letter of Credit Accommodations available to Borrower, as elsewhere provided herein); (b) on a monthly basis or more frequently as Lender may request, (i) perpetual Inventory reports at Cost for warehouses, distribution center(s) and retail stores by product category (including, separately, Reserve Inventory by product category), (ii) agings of accounts payable, and (iii) reports of markdowns taken with respect to Inventory in Borrower's retail stores; (c) upon Lender's request, (i) as soon as available, but in any event not later than five
(5) Business Days after receipt by Borrower, the monthly statements received by Borrower from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Lender to monitor the transactions pursuant to the Credit Card Agreements, (ii) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (iii) copies of shipping and delivery documents, (iv) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (v) reports by retail store location of sales and operating profits for each such retail store location and (vi) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals; and (d) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2 Accounts Covenants.

                  (a) Borrower shall notify Lender promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise sthereof, involving an amount of $150,000 or more in any one instance or an amount of $300,000 or more in the aggregate, and (ii) all material adverse information relating to the financial condition of any Credit Card Issuer or Credit Card Processor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of Borrower's business in accordance with the current practices of Borrower as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

                  (b) Borrower shall notify Lender promptly of: (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to

Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.

                  (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor, except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate, in any material respect, any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

                  (d) Lender may, at any time or times that an Event of Default exists or has occurred, (i) notify any or all account debtors, Credit Card Issuers and Credit Card Processors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor, Credit Card Issuer or Credit Card Processor shall state that the Accounts owed by such account debtor, Credit Card Issuer or Credit Card Processor and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

                  (e) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

                  (f) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

         7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's Cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) Borrower shall, at Lender's request not more than twice in every twelve (12) month period, and, if Excess Availability is less than $20,000,000, at Borrower's expense, but at any time or times as Lender may request at Lender's expense, or at Borrower's expense at any time or times as Lender may request after and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (d) Borrower shall conduct, at its expense, a physical count of the Inventory located at Borrower's distribution center(s), warehouse(s) and retail stores at least twice during each twelve (12) month period, in form, scope and methodology equivalent to that utilized and described in the Inventory Liquidation Analysis, dated January 27, 1998 (dated on the cover page erroneously as January 27, 1997), prepared by BGA Consulting division of Buxbaum Ginsburg & Associates, Inc., and, upon Lender's request after and during the continuance of an Event of Default, Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service acceptable to Lender, such cycle counts of the Inventory located at Borrower's retail stores, warehouse(s) and distribution center(s) and such physical count of the Inventory at Borrower's distribution center(s) and warehouse(s), in form, scope and methodology acceptable to Lender, and, in each case, the results of such counts shall be reported to Lender by Borrower or, if applicable, directly to Lender by such inventory counting service, in such form and with such specificity as Lender may reasonably require, and Borrower shall promptly deliver confirmation in a form satisfactory to Lender that appropriate adjustments have been made to the Inventory records of Borrower to reconcile the Inventory counts to Borrower's Inventory records;
(e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except for the right of return given to retail customers of Borrower in the ordinary course of the business of Borrower in accordance with the then-current return policy of Borrower as disclosed in writing to Lender; (h) Borrower shall keep the Inventory in good and marketable condition; (i) without limiting the other reporting obligations of Borrower hereunder, if an Event of Default exists or has occurred and is continuing, Borrower shall provide three (3) days' prior written notice to Lender on a separate basis of any proposed return of Inventory to the vendors thereof if the Inventory proposed to be so returned has a value in excess of $100,000; (j) without Lender's prior written approval, no Inventory shall be returned to vendors after and during the continuance of an Event of Default, or, if as a result thereof, Excess Availability would be less than one dollar ($1.00); and (k) Borrower shall not, except in the ordinary course of business consistent with past practices, enter into arrangements after the date hereof, whereby Borrower shall acquire, accept or hold any goods on consignment or approval or under a retail store department lease or license arrangement, and if the goods will have a value in excess of $1,000,000 under any one such arrangement or $5,000,000 in the aggregate at any one time for all such arrangements, then Borrower shall give Lender prior written notice before entering into such arrangements, and, in any event, will provide Lender with such information with respect to all such arrangements (without regard to the value of goods involved) on such periodic basis as Lender shall from time to time reasonably request.

         7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (d) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or a permanent fixture to real property; and (f) Borrower assumes all responsibility and liability arising from its use of the Equipment.

         7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or foreign equivalents thereof amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

         7.6 Right to Cure. Lender may, at its option (a) if an Event of Default, or event or condition that would, with notice or elapse of time, or both, constitute an Event of Default, exists or has occurred and is continuing, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, or (b) at any time, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, other than a lien that is and continues to be permitted by the terms hereof, and (c) at any time, pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested by Lender, in good faith, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and
(b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral. Notwithstanding the foregoing provisions of this Section 7.7, Borrower's Obligation to pay Lender's expenses and per diem charges in connection with Lender's periodic field examinations of the Collateral and Borrower's operations shall be limited to $15,000 in each calendar year (excluding any field examinations prior to the date hereof), except after and during the continuance of an Event of Default, in which case the foregoing limitation shall not apply.

SECTION 8. REPRESENTATIONS AND WARRANTIES

         Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

         8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

         8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

         8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts and Inventory are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which, as of the date hereof, are not owned by Borrower and sets forth the owners and/or operators thereof.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Borrower has collected and, when and if required by this Agreement, deposited in a separate bank account, and, in all events, timely remitted, when due, to the appropriate tax authority, all sales and/or use taxes applicable to its business required to be collected under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which Borrower owns any Inventory or owns or leases any other property, and under the applicable laws of any foreign jurisdiction.

         8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which could reasonably be expected to result in any Material Adverse Effect and, except where such action, suit, proceeding or claim is against or involves transactions contemplated by this Agreement, there is a reasonable possibility of such an adverse determination.

         8.7 Compliance with Other Agreements and Applicable Laws.

                  (a) Borrower is not in default in any respect under, or in violation in any respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all federal, state and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all federal, state, local and foreign statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder), except where the failure to so comply has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

                  (b) Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental agency required for the lawful conduct of its business (the "Permits"). The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for Borrower to own and operate its business as presently conducted or proposed to be conducted, except where the failure to have such Permits has not resulted in and could not reasonably be expected to result in a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect and there are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits, except where the invalidity, lack of continued subsistence, revocation, cancellation, suspension or modification of any Permit has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

         8.8 Environmental Compliance.

                  (a) Except as set forth on Schedule 8.8 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates, in any material respect, any applicable Environmental Law or any license, permit, certificate, approval or similar authorization issued to Borrower thereunder and the operations of Borrower comply in all material respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                  (b) Except as set forth on Schedule 8.8 hereto, there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person pending or to the best of Borrower's knowledge threatened, which alleges any non-compliance with or violation of the requirements of any applicable Environmental Law by Borrower, which could reasonably be expected to result in a Material Adverse Effect, nor has there been any release, spill or discharge, overtly threatened or actual, of any Hazardous Material on any properties of Borrower, or to the best of Borrower's knowledge, releases, spills or discharges from any properties at which Borrower has transported, stored or disposed of any Hazardous Materials, or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which has resulted in or could reasonably be expected to result in a Material Adverse Effect.

                  (c) Except as set forth in Schedule 8.8 hereto, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                  (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect, in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations has resulted in or could reasonably be expected in result in a Material Adverse Effect.

         8.9 Credit Card Agreements. Set forth in Schedule 8.9 hereto is a correct and complete list of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements, (c) all other material fees and charges payable by Borrower under or in connection with the Credit Card Agreements and (d) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of the material agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on
Schedule 8.9 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrower and to the best of Borrower's knowledge, the other parties thereto, enforceable in accordance with their respective terms in all material respects, and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card

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

Agreements to the extent necessary for Borrower to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Lender, true, correct and complete copies of all of the Credit Card Agreements.

         8.10 Employee Benefits.

         Except as set forth in Schedule 8.10 hereto:

                  (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed under, the Code, including by reason of any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

                  (b) No liability to the Pension Benefit Guaranty Corporation (other than the payment of premiums) has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a material risk of involuntary termination of any such plan by the Pension Benefit Guaranty Corporation.

                  (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

                  (d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(d) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

                  (e) Neither Borrower nor any of its ERISA Affiliates is or has, within the period of five (5) years prior to the date hereof, ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

         8.11 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 6.3 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

         8.12 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred after February 1, 1997, which has resulted in or could reasonably be expected to result in a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing.

         8.13 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

         9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all material permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

         9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and
(b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements, Leasehold Mortgages, Landlord Agreements, Mortgagee's Agreements and Warehouseman's Agreements, as applicable.

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

         9.3 Compliance with Laws, Regulations, Etc. Borrower shall at all times comply in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and duly observe all material requirements, of any foreign, Federal, State or local governmental authority, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Code, the Fair Labor Standards Act of 1938, as amended, and the rules and regulations thereunder, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in- Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all Environmental Laws, except where the failure to comply will not and could not reasonably be expected to result in a Material Adverse Effect.

         9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender, or to indemnify Lender for any tax or penalty incurred by Lender solely as a result of its own gross negligence or willful misconduct, as determined by a final, non-appealable judgment by a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender, in its reasonable determination, as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

         9.6 Financial Statements and Other Information.

                  (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be Ernst & Young, LLP or a different independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

                  (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and
(ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                  (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and

Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                  (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized, subject to the provisions of
Section 12.3 hereof, to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

         9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly:

                  (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

                  (b) sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets to any other Person, except for:

                           (i) sales of Inventory in the ordinary course of
business,

                           (ii) the disposition of worn-out or obsolete
Equipment so long as 9.7.2.2.1 if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and 9.7.2.2.2 such sales do not involve Equipment having an aggregate fair market value in excess of $100,000 for all such Equipment disposed of in any fiscal year of Borrower,

                           (iii) sales or other dispositions by Borrower of
assets in connection with the closing or sale of a retail store location of Borrower in the ordinary course of Borrower's business, which assets so disposed of consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, 9.7.2.3.1 no such sale or other disposition shall give rise, whether by reason of any action or inaction then or thereafter by Borrower or Lender, or otherwise, to any "Excess Proceeds" in respect of which (in whole or in part or in combination with other transactions) an "Offer" to purchase any Senior Notes is required at any time to be made pursuant to, and as such quoted terms are defined in, the Senior Note Indenture, 9.7.2.3.2 on the date of, and after giving effect to, any such sale, in any calendar year, Borrower shall not have closed or sold retail store locations accounting for more than fifteen (15%) percent of all sales of Borrower in the immediately preceding twelve (12) month period, 9.7.2.3.3 Lender shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Lender may request, 9.7.2.3.4 as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred, 9.7.2.3.5 such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and 9.7.2.3.6 any and all net proceeds payable or delivered to Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Lender in accordance with the terms of this Agreement either, at Lender's option, for application to the Obligations in accordance with the terms hereof (except to the extent such proceeds reflect payment in respect of indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby) or to be held by Lender as cash collateral for the Obligations on terms and conditions acceptable to Lender; or

                  (c) form or acquire any subsidiaries, or

                  (d) wind up, liquidate or dissolve, or

                  (e) agree to do any of the foregoing.

         9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Lender;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) not to exceed $3,000,000 in the aggregate at any one time outstanding, and purchase money mortgages on real estate owned in fee simple not to exceed $500,000 in the aggregate at any time outstanding, so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or such real estate so acquired, as the case may be;
(f) mortgage liens (including capital leases) with respect to the Real Property of Borrower located at 2500 Halsey Street, Bronx, New York and/or any improvements thereto, to the extent owned or leased by Borrower under a capital lease, that secure Indebtedness permitted under Sections 9.9(d) or (e) hereof;
(g) liens or rights of setoff or credit balances of Borrower with Credit Card Issuers, but not liens on or rights of setoff against any other property or assets of Borrower pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrower to the Credit Card Issuers as a result of fees and chargebacks; (h) deposits of cash with the owner or lessor of premises leased and operated by Borrower in the ordinary course of the business of Borrower to secure the performance by Borrower of its obligations under the terms of the lease for such premises; (i) liens on or security, interests in cash securing the performance of bids, tenders, contracts (other than for borrowed money), surety and appeal bonds incurred as an incident to and in the ordinary course of Borrower's business; and (j) the liens and security interests set forth on Schedule 8.4 hereto.

         9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

                  (a) Indebtedness in favor of Lender;

                  (b) purchase money Indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

                  (c) Indebtedness under the Senior Notes and Senior Note Indenture as in effect on the date hereof and any indebtedness that refinances such Indebtedness, so long as Lender receives at least twenty (20) days' prior written notice of such refinancing, the maturity of such Indebtedness is not shortened, the outstanding principal amount of such Indebtedness is not increased, no greater, earlier or more frequent payments of principal or interest are required, the interest rate is not increased, the refinancing Indebtedness is unsecured, and no other terms or provisions of such refinancing Indebtedness are more adverse to Borrower or Lender than those applicable to the Indebtedness being refinanced, as reasonably determined by Lender; provided, that, (i) except for permitted refinancings as provided herein, Borrower may only make regularly scheduled payments of principal and interest and payments at maturity in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof (or on the date of issuance in the case of such refinancing), (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof (or on the date of issuance in the case of such refinancing), except to the extent that Lender receives at least twenty (20) days' prior written notice of such amendment, the maturity of such Indebtedness is not shortened, the outstanding principal amount of such

Indebtedness is not increased, no greater, earlier or more frequent payments of principal or interest are required, the interest rate is not increased, after giving effect to the amendment, such Indebtedness is and will remain unsecured and no other terms or provisions of such Indebtedness are more adverse to Borrower or Lender than those applicable to the Indebtedness prior to the amendment, as reasonably determined by Lender, or (B) except for permitted refinancings as provided herein, redeem, retire, defease, purchase (except mandatory purchases pursuant to the terms in effect on the date hereof or on the date of issuance in the case of such refinancing) or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                  (d) Indebtedness under the Bronx IRB as in effect on the date hereof; provided, that, (i) except as permitted under Section 9.9(e), Borrower may only make regularly scheduled payments of principal and interest and payments at maturity in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) except as permitted under Section 9.9(e) hereof, redeem, retire, defease, purchase (except mandatory purchases pursuant to the terms in effect on the date hereof) or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                  (e) Indebtedness for borrowed money or Indebtedness under capital leases that refinances the permitted Indebtedness in respect of the Bronx IRB; provided, that (i) the principal amount of such refinancing Indebtedness shall not exceed $7,000,000, (ii) Borrower shall have Excess Availability of not less than $20,000,000 for the period of thirty (30) consecutive days immediately preceding the incurrence of such Indebtedness and after giving effect thereto, (iii) Lender shall have received at least twenty
(20) days' prior written notice of such refinancing, (iv) the fees, interest rate, principal payment and other terms shall be satisfactory to Lender, in its reasonable determination, and the agreements, documents and instruments evidencing or giving rise to such Indebtedness shall be in form and substance satisfactory to Lender, in its reasonable determination, (v) the proceeds of such refinancing are used to pay the costs of improvements to Borrower's facilities at 2500 Halsey Street, Bronx, New York or for general working capital purposes, (vi) Borrower may only make regularly scheduled payments of principal and interest and payments at maturity in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date of execution and delivery thereof, (vii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date of execution and delivery thereof, or (B) redeem, retire, defease, purchase (except mandatory purchases pursuant to the terms in effect on the date of execution and delivery thereof) or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                  (f) unsecured Indebtedness to the Unsecured Term Lender for borrowed money; provided that (i) the outstanding principal amount of such Indebtedness does not at any time exceed the amount of $8,000,000, (ii) the fees, interest rate, principal payment and other terms shall be satisfactory to Lender, and the agreements, documents and instruments evidencing or giving rise to such Indebtedness shall be in form and substance satisfactory to Lender,
(iii) the loan proceeds advanced to Borrower by the Unsecured Term Lender shall be used for Borrower's general working capital purposes, (iv) the terms and conditions of the Backup Letter of Credit, if required by the Unsecured Term Lender and available to Borrower hereunder, shall be in form and substance satisfactory to Lender and subject to all other terms and provisions hereof, (v) Borrower may only make regularly scheduled payments (if any) of principal and interest and payments at maturity in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (vi) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                  (g) unsecured Indebtedness for borrowed money incurred under financing arrangements entered into after the date hereof, in addition to Indebtedness otherwise permitted under this Section 9.9; provided, that (i) such Indebtedness shall not exceed the amount of $2,000,000, at any one time outstanding, (ii) no payments, other than interest, shall be permitted or required in respect of such Indebtedness so long as this Agreement shall remain effect or any of the Obligations remain outstanding, (iii) the loan proceeds advanced to Borrower by the lender under such financing shall be used for Borrower's general working capital purposes, and (iv) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

                  (h) Indebtedness described on Schedule 9.9 hereto as such Indebtedness as in effect on the date hereof, provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest and payments at maturity in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A)

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

amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof; or (B) redeem, retire, defease, purchase (except mandatory purchases pursuant to the terms in effect on the date hereof) or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

         9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government or fully guaranteed or insured by the United States Government or any agency thereof, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, (iii) commercial paper rated A1 or P1, and (iv) money market funds that invest exclusively in one or more of the foregoing types of permitted investments; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, (c) loans and advances to employees of Borrower in the ordinary course of business, consistent with past practices, in an aggregate amount for all such loans and advances not to exceed $50,000 at any one time outstanding, (d) conversions of shares of Class B convertible common stock outstanding on the date hereof into shares of Borrower's common stock in accordance with the terms of such Class B convertible common stock as in effect on the date hereof; and (e) the existing loans, advances and guarantees by Borrower outstanding as of the date hereof as set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrower shall furnish to Lender all notices, demands or other materials in connection with such loans, advances or guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

         9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, that, so long as no Event of Default exists or has occurred and is continuing, Borrower may utilize the proceeds of keyman life insurance and disability insurance policies to repurchase, out of legally available funds therefor, capital stock of Borrower owned by a deceased employee's estate or by a disabled employee, to the extent such repurchase is otherwise required under the terms of such employee's employment agreement with Borrower.

         9.12 Transactions with Affiliates. Borrower shall not directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower, except reasonable compensation to officers, employees, directors and consultants (including former executive officers and directors of Borrower) for services rendered to Borrower in the ordinary course of business.

         9.13 Credit Card Agreements. Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein;
(b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrower; provided, that, Borrower shall give Lender not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Lender shall have received not less than thirty (30) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as Lender may request) and (ii) Borrower delivers, or causes to be delivered to Lender, a Credit Card Acknowledgment in favor of Lender; (e) give Lender immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request; and (f) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

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

         9.14 Compliance with ERISA.

                  (a) Borrower shall not with respect to any "employee benefit plans" maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability in excess of $250,000 to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency in excess of $250,000, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of involuntary termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) except as described in Schedule 8.10 hereto, incur any withdrawal liability with respect to any multiemployer pension plan.

                  (b) As used in this Section 9.14, the term "employee pension benefit plans," "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

         9.15 Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 6.3 hereto, except:
(a) as to any new or additional Blocked Accounts, upon not less than fifteen
(15) days' prior written notice to Lender, and (b) as to any other such new or additional accounts which contain any Collateral or proceeds thereof, including any deposit accounts used by Borrower's retail stores for deposits of daily receipts, provided Lender receives a written schedule thereof updated not less frequently than monthly, and in the case of each account under clauses (a) or
(b), subject to Borrower's compliance, contemporaneously with the opening of each such account, with the provisions of 6.3(a)(i) and (ii), as applicable, with respect to each such Blocked Account or other account, and (c) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

         9.16 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform

Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) subject to the limitation (if applicable) set forth in Section 7.7 hereof, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

         9.17 Certain Notices. Borrower shall promptly send to Lender a copy of each default or termination notice sent by or on behalf of Borrower to, or to Borrower by, any operator of a warehouse where Eligible Inventory is kept, or any lessor of a material number of retail store locations of Borrower, or any mortgagee of Real Property of Borrower, or any Credit Card Issuer or Credit Card Processor, or any trademark licensor or licensee of Borrower, or any customs broker or similar agent for Borrower, or any material Equipment lessor, with respect to the existing or any future arrangements or agreements between Borrower and any such person(s).

         9.18 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

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

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                  (a) (i) Borrower fails to pay any principal in respect of the Loans or Letter of Credit Accommodations when due, or Borrower fails to pay any of the Obligations, other than principal, within three (3) days after the same becomes due and payable, (ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in Sections 7.1, 7.2, 7.3, 7.7, 9.1, 9.2, or 9.5 of the Loan Agreement, other than as described in Section 10.1(a)(i) and such failure shall continue for five (5) days, or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than as described in Sections 10.1(a)(i) or 10.1(a)(ii), and such failure shall continue for twenty (20) days; provided, that, such five (5) day or twenty
(20) day period under clauses (ii) or (iii), as the case may be, shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such five (5) or twenty (20) day period, as applicable, or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such term, covenant, condition or provision, or (C) the failure to observe or perform any of the covenants or provisions contained in Sections 6.3, 6.6, 9.1 (as to the required maintenance by Borrower of its corporate existence and rights and franchises with respect thereto), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 or 9.15 of this Agreement or any covenants or agreements covering substantially the same matter as such sections in any of the other Financing Agreements; or

                  (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                  (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

                  (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $250,000 in any one case or in excess of $500,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days (except where such judgment is fully covered by insurance and the carrier has admitted in writing liability for the full amount thereof, or execution of such judgment (whether or not insured) shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction,

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

attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

                  (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

                  (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer;

                  (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five
(45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                  (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

                  (i) any default by Borrower or any Obligor under the Senior Notes or Senior Note Indenture or any other agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, where the agreement, document or instrument under which the default arises or exists, relates to indebtedness or obligations in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any material default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

                  (j) any "Change of Control" as defined in the Senior Note Indenture, as in effect on the date hereof;

                  (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any material amount of the property of Borrower or such Obligor;

                  (l) there shall be a material adverse change after the date hereof in the business, assets or prospects of Borrower or any Obligor; or

                  (m) there shall be an event of default under any of the other Financing Agreements.

         10.2 Remedies.

                  (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code of the State of New York and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or Obligor of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                  (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower to the fullest extent permitted by law, and/or
(vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, seven (7) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

                  (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

                  (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
            GOVERNING LAW

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

                  (b) Each of Borrower and Lender irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing

Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

                  (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

                  (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment binding on Lender, that the losses were the result of acts or omissions of Lender constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and the other Financing Agreements.

         11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and

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

commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

         11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except for any such losses, claims, damages, liabilities, costs and expenses resulting from Lender's own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

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SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

         12.1 Term.

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Borrower may also terminate this Agreement and the other Financing Agreements at any time on not less than thirty (30) days' prior written notice to Lender, in accordance with the other provisions of this
Section 12.1, including the payment of all Obligations, including, if applicable, the early termination fee payable under Section 12.1(c) hereof; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, New York City time.

                  (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

                  (c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

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                Amount                                  Period
                ------                                  ------

      (i)    2% of Maximum Credit         From the date hereof to and including
                                          May 12, 1999;

      (ii)   1% of Maximum Credit         From May 13, 1999 to but not including
                                          May 12, 2001;

Provided, however, if this Agreement and the other Financing Agreements are terminated at Borrower's request in compliance with the terms hereof and such termination becomes effective within the sixty (60) day period ending on May 12, 2001, and provided no Event of Default, and no event or condition that with notice or passage of time, or both, would constitute an Event of Default, exists or has occurred and is continuing, then Borrower shall not be obligated to pay the early termination fee otherwise payable under this Section 12.1(c) in respect of such termination.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

         12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

         12.3 Confidentiality.

                  (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement that Lender knows is confidential, non-public information at the time such information is furnished by Borrower to Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or

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

participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.3, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

                  (b) In no event shall this Section 12.3 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.3 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender, or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.3 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

         12.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.5 Successors.

                  (a) This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender.

                  (b) Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements to another financial institution, investor or any other Person, other than (i) to a Person engaged at the time of the assignment in a retailing business that is, at the time of the assignment, to Lender's actual knowledge (without any duty of investigation or inquiry), competitive with the business of Borrower, and (ii) so long as no Event of Default exists or has occurred and is continuing at the time of the assignment and provided Borrower has at least $5,000,000 of Excess Availability at such time, to an investor or other Person (or to a division or group of any such investor or other Person) whose primary business is, to Lender's actual knowledge (without any duty of investigation or inquiry), the purchase of or investment in distressed indebtedness; provided, that, unless an Event of Default exists or has occurred and is continuing, if Lender shall assign (other

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than by way of participation) more than a fifty (50%) percent interest in the
Obligations and sLender's rights and duties under this Agreement to any Person other than an affiliate of Lender at the time of the assignment (or a Person that becomes an affiliate concurrently therewith), and other than to any Person that purchases all or substantially all of Lender's business or assets, whether through asset acquisition, merger, stock acquisition or otherwise, then, during the ninety (90) day period following notice to Borrower of such assignment, Borrower shall have the right to effect the termination of this Agreement, subject to and in accordance with the provisions of Section 12.1 hereof, but without the requirement for payment of any early termination fee otherwise payable by Borrower under Section 12.1(c) in connection with such voluntary early termination by Borrower.

                  (c) Lender may, without notice to Borrower, assign or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution, investor or any other Person, other than (i) to a Person engaged at the time of the assignment in a retailing business that is, at the time of the assignment to Lender's actual knowledge (without any duty of investigation or inquiry), competitive with the business of Borrower, and (ii) so long as no Event of Default exists or has occurred and is continuing at the time the participation is assigned or sold, and provided Borrower has at least $5,000,000 of Excess Availability at such time, to an investor or other Person (or to a division or group of any such investor or other Person) whose primary business is, to Lender's actual knowledge (without any duty of investigation or inquiry), the purchase of or investment in distressed indebtedness.

                  (d) In the event of any such assignment or participation by Lender, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

         12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties,

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commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


LENDER                                     BORROWER

CONGRESS FINANCIAL CORPORATION             LOEHMANN'S, INC.

By: /s/ Kenneth M. Sands                   By: /s/ Dennis R. Hernreich
------------------------                   ---------------------------
Title: Senior Vice President               Title: Vice President/Chief Financial
                                                  Officer
Address:
                                           Chief Executive Office:
1133 Avenue of the Americas
New York, New York  10036                  2500 Halsey Street
                                           Bronx, New York  10461

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